Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and Chief Financial Officer Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2010 Fourth Quarter and Year-End

Financial Results and Provides 2011 Financial Guidance

•	Fourth quarter 2010 product sales of $23.4 million decreased 4% compared to the fourth quarter of 2009; full year 2010 product sales of $94.7 million increased 2% over 2009.

•

Fourth quarter 2010 operating loss was $2.7 million, compared to operating income of $0.4 million in the fourth quarter of 2009; full year 2010 operating loss was $2.0 million compared to an operating loss of $1.1 million in 2009. Fourth quarter 2010 and full-year 2010 operating loss reflect non-cash inventory reserve charges of $3.5 million and $4.1 million, respectively, primarily for the Aliquot Delivery System used in vertebroplasty, and the non-cash write-off of a $0.5 million prepaid asset.

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Fourth quarter 2010 net loss was $3.7 million, or $0.05 per common share, compared to a net loss of $0.3 million, or less than $0.01 per common share, in the fourth quarter of 2009; full year 2010 net loss was $5.7 million, or $0.07 per common share, compared to a net loss of $3.9 million, or $0.05 per common share, in 2009. Fourth quarter 2010 and full-year 2010 net loss reflect non-cash inventory reserve charges of $3.5 million and $4.1 million, respectively, primarily for the Aliquot Delivery System used in vertebroplasty, and the non-cash write-off of a $0.5 million prepaid asset.

•

Adjusted EBITDA for the fourth quarter of 2010 increased to $3.0 million compared to $1.6 million in the fourth quarter of 2009; full year 2010 Adjusted EBITDA increased to $8.8 million compared to $4.3 million for full year 2009.

•	Cash, cash equivalents and short term investments increased $1.5 million during the fourth quarter of 2010 to $22.4 million at December 31, 2010.

•

2011 financial guidance: total product sales of $96 million to $102 million; operating income between $0.4 million and $1.9 million; net loss between $2.0 million and $3.5 million (excluding the effects of a planned refinancing of the Company’s $35 million debt); and Adjusted EBITDA between $8.2 million and $9.7 million.

MALVERN, Pennsylvania, USA, March 8, 2011 – Orthovita, Inc. (NASDAQ: VITA), a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products, reported financial results for the quarter and year ended December 31, 2010. Product sales for the quarter ended December 31, 2010 decreased 4% to $23.4 million compared to $24.4 million for the same period in 2009. Product sales for the year ended December 31, 2010 increased 2% to $94.7 million compared to $92.9 million for 2009.

Sales of Vitoss™ Synthetic Bone Graft Substitute products decreased 6% in the fourth quarter of 2010 compared to the year-earlier quarter. Within the Vitoss product family, sales of Vitoss Bioactive Foam products and Vitoss Morsels increased 3% and 1%, respectively, but these increases were offset by a significant decrease in sales of Vitoss Foam products. U.S. sales of Cortoss™ Bone Augmentation Material and the Aliquot™ Delivery System used with Cortoss increased 19% in the fourth quarter of 2010 compared to the year earlier quarter. Sales of the Company’s biosurgery products for both the fourth quarter of 2010 and 2009 were $5.7 million.

Antony Koblish, President and Chief Executive Officer, said, “Our fourth quarter 2010 product sales reflected continued weakness in the spine and orthopedic markets. Vitoss Bioactive Foam, our premium priced product that accounts for two-thirds of total Vitoss product sales, and Vitoss Morsels, our lowest priced product, achieved modest sales growth due to their strong value propositions in their respective segments of the bone graft market. These modest increases were offset by a significant decline in sales of Vitoss Foam products, where we believe we are losing sales to lower priced competitive products. With the recent U.S. launch of Vitoss Bioactive Foam-2X and FDA clearance of Vitoss BA Bimodal, our strategy is to drive Vitoss sales by continuing to offer improved products with attractive value propositions.”

Mr. Koblish continued, “In biosurgery, our strategy is to increase Vitagel sales through greater sales focus beyond spine, and we recently launched new marketing programs to promote the use of our Vitagel hemostasis product in orthopedic joint reconstruction, ob/gyn and vascular surgery. In fixation, our direct sales force continues to cross-sell Cortoss within their hospital accounts, and we have a small number of distributors selling Cortoss to the outpatient setting. We are on track to launch our first cavity creation device, a directional bone tamp, in the middle of this year, which we believe will allow us to access a broader range of the vertebral compression fracture market.”

Gross profit for the quarters ended December 31, 2010 and 2009 was $12.2 million and $16.3 million, respectively. Gross profit for 2010 was $59.7 million compared to $62.9 million in 2009. Gross profit for the fourth quarter and year ended December 31, 2010 included $3.5 million and $4.1 million, respectively, in charges for excess inventories, primarily related to the Aliquot Delivery System used to deliver Cortoss in vertebroplasty procedures. As a percentage of sales, gross profit was 52% and 63% for the quarter and year ended December 31, 2010, respectively, compared to 67% and 68% for the corresponding periods in 2009. These decreases in gross profit margins during the 2010 periods were primarily due to excess inventory charges and secondarily to higher charges in 2010 for unused manufacturing capacity.

During the fourth quarter of 2010, Orthovita recorded an operating loss of $2.7 million compared to operating income of $0.4 million in the fourth quarter of 2009. The operating loss for the years ended December 31, 2010 and 2009 was $2.0 million and $1.1 million, respectively. The net loss for the fourth quarter of 2010 was $3.7 million, or $0.05 per common share, compared to a net loss of $0.3 million, or less than $0.01 per common share, in the fourth quarter of 2009. The net loss for the year ended December 31, 2010 was $5.7 million, or $0.07 per common share, compared to a net loss of $3.9 million, or $0.05 per common share, for the year ended December 31, 2009.

Nancy C. Broadbent, Chief Financial Officer, commented, “As many investors are aware, we launched Cortoss and Aliquot, (our system used to deliver Cortoss in vertebroplasty), in the United States in the second half of 2009. In June, 2009, Cortoss received FDA clearance for use in vertebral augmentation procedures, which include vertebroplasty and kyphoplasty. We believe that this product launch has been negatively affected by several factors, including two small studies published in The New England Journal of Medicine in August 2009 that questioned the effectiveness of vertebroplasty and by uncertainty created by the pending reimbursement review of vertebroplasty and kyphoplasty by a few of Medicare’s local contractors. While these studies did not evaluate or discuss Cortoss and no reimbursement decisions have yet been announced, we believe that the publication of the studies and the ongoing reimbursement review have resulted in a notable decrease in the number of vertebroplasty procedures nationwide. Another factor that we believe adversely affected our U.S. launch is the recent shift of vertebral augmentation procedures from the in-patient to the out-patient setting, which is outside of the historic call pattern of our sales force. Finally, continued overall negative economic conditions and recent health care initiatives to reduce costs appear to have reduced the number of vertebral augmentation procedures as well. Our U.S. Cortoss and Aliquot sales since launch have been significantly below our initial expectations, and we expect that the vertebral augmentation market will continue to face economic and other pressures at least in the near-term.”

Ms. Broadbent added, “Prior to and following the U.S. launch of Cortoss and Aliquot and in anticipation of higher product demand than has occurred, we outsourced and acquired significant inventory quantities of Aliquot, which has long manufacturing lead times, from our third-party suppliers. During the fourth quarter of 2010, we recorded a $3.5 million inventory charge, primarily for Aliquot inventory that either was expected to expire prior to sale or was not expected to be sold based on our current projections of product demand.”

Ms. Broadbent continued, “We maintained tight control of our cash operating expenses during the fourth quarter of 2010. In addition to the $3.5 million inventory charge discussed above, we wrote off a $0.5 million prepaid asset during the quarter. The prepaid asset related to a project where our development partner was unable to satisfy its obligations under our license and development agreement. Nevertheless, we anticipate continuing the development of this product. As a result of these charges, our net loss for the year exceeded our net loss guidance for 2010. Despite our net loss during the fourth quarter of 2010, we continued to generate positive cash flow and increased our cash, cash equivalents and short-term investment balance from $20.9 million at September 30, 2010 to $22.4 million at December 31, 2010.”

Orthovita’s earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and non-cash charges, or Adjusted EBITDA, was $3.0 million in the fourth quarter of 2010, or $0.04 per basic and diluted common share, compared to $1.6 million, or $0.02 per basic and diluted common share, in the fourth quarter of 2009. For the full year 2010, Adjusted EBITDA was $8.8 million, or $0.11 per basic and diluted common share, compared to $4.3 million, or $0.06 per basic and diluted common share, for the full year 2009. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

Cash, cash equivalents and short-term investments were $22.4 million at December 31, 2010, compared to $23.1 million at December 31, 2009. For the year ended December 31, 2010, the net cash provided by operating activities was $0.2 million as compared to net cash used in operating activities of $5.1 million for the year ended December 31, 2009, respectively.

With respect to financial guidance for 2011, Ms. Broadbent said, “Despite continuing challenging market conditions, we are forecasting that our commercial strategies will deliver total 2011 product sales in the range of $96 million to $102 million. This represents sales growth of 2% to 9%, excluding the $1 million sale of Vitomatrix in 2010 pursuant to the termination of our agreement with a dental products company. In 2011, our gross margins will continue to be impacted by excess manufacturing capacity charges, and we forecast our net loss to be in the range of $2.0 million to $3.5 million. We anticipate Adjusted EBITDA to be in the range of $8.2 million to $9.7 million, and we expect to be cash flow positive for the full year 2011. We are currently seeking to refinance our existing $35 million of outstanding principal indebtedness that is due in July 2012, and our projections of net loss and Adjusted EBITDA for 2011 do not include the effects of a refinancing. Should we complete this refinancing in 2011, we could incur a prepayment penalty and would incur additional costs related to the early extinguishment of the refinanced debt.” A reconciliation of our projected GAAP net loss to our projected Adjusted EBITDA is included with the Summary Financial Information included with this release.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on March 9, 2011 to review and discuss the fourth quarter and full year 2010 financial results, as well as the 2011 financial guidance. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 43723232. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning March 9, 2011 at 11:30 a.m. Eastern Time, and ending March 23, 2011, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. at (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 43723232.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand for and market acceptance of our products, our ability to achieve our sales, net loss, operating income (loss), or Adjusted EBITDA forecast for 2011, our ability to refinance our existing debt, the timing or terms of any refinancing of our existing debt, our ability to increase sales, our ability to successfully launch new products in 2011, whether we will successfully develop new products, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption "Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended December 31,				Year ended December 31,
	2010	as a percentage of sales	2009	as a percentage of sales	2010	as a percentage of sales	2009	as a percentage of sales
PRODUCT SALES	$23,407	100%	$24,377	100%	$94,663	100%	$92,853	100%

COST OF SALES	11,200	48%	8,088	33%	34,945	37%	29,914	32%

GROSS PROFIT	12,207	52%	16,289	67%	59,718	63%	62,939	68%

OPERATING EXPENSES:
General and administrative expenses	2,498	11%	3,024	12%	12,240	13%	12,172	13%
Selling and marketing expenses	10,921	47%	11,637	48%	44,359	47%	45,070	49%
Research and development expenses	1,500	6%	1,243	5%	5,158	5%	6,786	7%

Total operating expenses	14,919	64%	15,904	65%	61,757	65%	64,028	69%

OPERATING (LOSS) INCOME	(2,712)	-12%	385	2%	(2,039)	-2%	(1,089)	-1%

INTEREST EXPENSE	(959)	-4%	(770)	-3%	(3,641)	-4%	(3,112)	-3%
INTEREST INCOME	21	0%	38	0%	50	0%	282	0%

LOSS BEFORE INCOME TAXES	(3,650)	-16%	(347)	-1%	(5,630)	-6%	(3,919)	-4%

INCOME TAXES	(30)	0%	56	0%	(76)	0%	13	0%

NET LOSS	$(3,680)	-16%	$(291)	-1%	$(5,706)	-6%	$(3,906)	-4%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.05)		$(0.00)		$(0.07)		$(0.05)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,765		76,435		76,675		76,176

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(continued)

(Dollars in thousands)

Balance Sheet Data:

	December 31,
	2010	2009

Cash and cash equivalents	$11,059	$7,757
Short-term investments	11,305	15,349
Accounts receivable, net	11,877	12,324
Inventories	22,035	26,058
Other current assets	631	784

Total current assets	56,907	62,272

Property and equipment, net	16,809	17,940
License and technology intangibles, net	9,884	11,376
Other assets	475	1,041

Total assets	$84,075	$92,629

Current liabilities	7,700	13,367
Notes payable, net of debt discount	34,415	34,095
Other long-term liabilities	387	408

Total liabilities	42,502	47,870
Total shareholders’ equity	41,573	44,759

Total liabilities and shareholder’s equity	$84,075	$92,629

Cash Flow Data:

	Year ended December 31,
	2010	2009

Net cash provided by (used in) operating activities	$186	$(5,064)

Net cash provided by investing activities	$2,314	$2,813

Net cash provided by financing activities	$920	$1,446

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Financial Information:

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and other noncash charges) for the three months ended December 31, 2010 was $3.0 million compared to $1.6 million for the same period in 2009. Adjusted EBITDA for the year ended December 31, 2010 was $8.8 million compared to $4.3 million for the same period in 2009.

Adjusted EBITDA is presented with the expectation that it will assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating the effectiveness of our current and planned business strategies. A reconciliation of our reported net loss to Adjusted EBITDA in accordance with Generally Accepted Accounting Principles (GAAP) is as follows:

2010 Actual Results:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Reported GAAP Net Loss	$(3,680)	$(291)	$(5,706)	$(3,906)
Adjustments:
Minus: interest income	(21)	(38)	(50)	(282)
Plus: interest expense	959	770	3,641	3,112
Plus: income taxes	30	(56)	76	(13)
Plus: Depreciation and amortization	1,266	797	4,264	3,324
Plus: Stock-based compensation	475	303	1,919	1,669
Plus: Inventory reserve charges	3,483	128	4,141	433
Plus: Prepaid asset write-off	500	—	500	—

Adjusted EBITDA	$3,012	$1,613	$8,785	$4,337

Adjusted EBITDA per common share, basic	$0.04	$0.02	$0.11	$0.06

Adjusted EBITDA per common share, diluted	$0.04	$0.02	$0.11	$0.06

Shares used in computing basic Adjusted EBITDA per common share	76,765	76,435	76,675	76,176

Shares used in computing diluted Adjusted EBITDA per common share	76,842	77,137	76,833	76,822

2011 Full-year Guidance

	Full-year 2011 Guidance Product Sales of $96.0 million	Full-year 2011 Guidance Product Sales of $102.0 million
Projected GAAP Net Loss	$(3,500)	$(2,000)
Projected adjustments:
Minus: interest income	(42)	(42)
Plus: interest expense	3,858	3,858
Plus: income taxes	57	57
Plus: Depreciation and amortization	5,417	5,417
Plus: Stock-based compensation	2,400	2,400

Projected Adjusted EBITDA	$8,190	$9,690

Summary Financial Information continued on next page

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Financial Information for both actual and projected adjusted EBITDA (continued):

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

(1)	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

(2)	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

(3)	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest on our $35 million principal balance of outstanding notes payable;

(4)	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for replacement of such assets; replacement of such assets;

(5)	While the inclusion of actual inventory reserve charges and the write off asset of development assets are noncash for the historical periods presented, the inclusion of such charges does not reflect cash requirements to replace assets or acquire other development assets;

(6)	Stock-based compensation is and will remain a key element of our overall long-term incentive compensation program; and

(7)	Other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We primarily rely on our GAAP results and use Adjusted EBITDA only as a supplemental analysis.

Source: Orthovita, Inc.